Exhibit p(i)

Baillie Gifford Funds
Code of Ethics Pursuant to Rule 17j-1

1.                                      Background, Purpose, and Application of Substantive Provisions Solely to Independent Trustees

The Trustees of the Trust recognise that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain officers, employees and Trustees of the Trust and its appointed investment adviser, could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

In view of this and the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (“the 1940 Act”), the Trust has determined to adopt this Code of Ethics (this “Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for, or the appearance of, such conflicts), and to establish reporting requirements and implementation procedures with respect to all Access Persons (as such term is defined in Rule 17j-1) of the Funds.

Except for the Trustees of the Trust who are not “interested persons,” as defined in Section 2(a)(19) of the Act (the “Independent Trustees”), all Access Persons of the Funds are currently subject to a code of ethics of the Funds’ investment adviser or distributor or its affiliate that has been adopted pursuant to Rule 17j-1 of the Act with respect to the Funds (an “Adviser Code”).  It is the policy of the Funds that all current, and in the future any new, Access Persons of the Funds who are not Independent Trustees shall be subject to, and shall adhere to, an Adviser Code.  Any Access Person other than an Independent Trustee is not subject to this Code except that the violation by any such person of any Adviser Code to which he or she is subject shall also constitute a violation of this Code.  A copy of each current Adviser Code is appended as Exhibit B hereto.  Accordingly, the substantive provisions of this Code, as set forth below, apply only to the Independent Trustees.

2.                                      General Principles

The Trust adopts the following general principles to guide the actions of its Independent Trustees:

a.                                      The interests of the Trust’s shareholders are paramount, and all of the Independent Trustees must conduct themselves and their operations with a view to placing the interests of the shareholders before their own.

b.                                      All personal transactions in securities by the Independent Trustees must be accomplished so as to seek to avoid even the appearance of a conflict of interest with the interests of the Trust and its shareholders.

c.                                       The Independent Trustees must avoid actions or activities that allow (or appear to allow) them to profit or benefit from their position with respect to the Trust or that otherwise calls into question their independence or judgment.

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d.                                      The Independent Trustees are prohibited from disclosing to others, in breach of a duty of confidentiality, material non-public information obtained in connection with their service for the Trust or engaging in the purchase or sale (or recommending or suggesting that any other person engage in the purchase or sale) of any security to which such information relates.

3.                                      Definitions

a.                                      “Security” shall have the same meaning as that set out in Section 2(a)(36) of the 1940 Act, except that it shall not include

i.                                          Securities issued by the Government of the United States or an agency thereof;

ii.                                       Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and

iii.                                    Shares of registered open-end mutual funds not organised as unit investment trusts, unless advised by Baillie Gifford Overseas Ltd (“the Adviser”) or any of its affiliates.

b.              “Beneficial Ownership” of a Security shall mean any “direct or indirect pecuniary interest” therein, as those terms are defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, provided, however, that beneficial ownership shall not include interests in securities in any account over which the interest holder does not have direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts and IRA, Keogh and 401K accounts which the interest holder cannot control or influence.  Examples of “Beneficial Ownership” of a security may, depending on the particular circumstances, include (or be presumed to include) the following:

i.                                          Instances where the Independent Trustee directly or indirectly profits or shares in the profit derived from a transaction in the subject security;

ii.                                       Securities held by members of the Independent Trustee’s immediate family sharing the same household;

iii.                                    Indirect ownership interest through a fund, company or other entity that is controlled by the Independent Trustee;

iv.                                   An Independent Trustee’s interest in securities held in trust; and

v.                                      An Independent Trustee’s right to acquire the subject security through the exercise or conversion of options or other derivative instruments.

These examples are for illustrative purposes only, and any questions an Independent Trustee may have about the definition above, or about its application to particular interests in securities, should be directed to the Chief Compliance Officer of the Trust (the “CCO”) or his or her delegate.

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4.                                      Prohibited Purchases and Sales of Securities

a.                                      No Independent Trustee shall in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Trust or any Fund:

i.                                          Employ any device, scheme or artifice to defraud such Trust or Fund;

ii.                                       Make to the Trust or any Fund any untrue statement of a material fact or omit to state to such Trust or Fund a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

iii.                                    Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Trust or Fund; or

iv.                                   Engage in any manipulative practice with respect to the Trust or any Fund.

b.                                      In connection with Section 4(a), it shall be impermissible for an Independent Trustee to purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows at the time of such purchase or sale:

i.                                          is being considered for purchase or sale by a Fund;

ii.                                       is being purchased or sold by a Fund.

This prohibition shall apply if the Independent Trustee’s transaction occurs within 15 days before or after either (a) the purchase or sale of such Security by a Fund or (b) the consideration of such purchase or sale by a Fund or the Adviser on behalf of a Fund.

c.                                       Any Independent Trustee who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the CCO, or his or her delegate, prior to proceeding with the transaction.  The CCO, or his or her delegate, may institute such additional operational steps as he or she deems appropriate to make clear to Trustees what securities have been disclosed in board materials or meetings as being purchased, sold or considered for purchase or sale within the timeframes for this Section 4.

5.                                      Additional Requirements for each Independent Trustee

a.                                      Insider Trading Policy. It is unlawful for Independent Trustees to use material non-public information in violation of the federal securities laws.  Accordingly, Independent Trustees will abide by the Insider Trading Policy attached to this Code as Exhibit A.

b.                                      Gifts and Entertainment.  No Independent Trustee shall accept or receive any gift or entertainment, or any other form of inducement of more than de minimis value from any person or entity that an Independent Trustee knows or should know does business with or on behalf of the Trust.

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6.                                      Annual Written Report to the Board

At least once a year, the CCO of the Trust shall provide the Board a written report that includes:

a.              Issues arising under this Code- the report will describe any issue(s) that arose during the previous year or relevant reporting period, including material Code violations, and any resulting sanctions.

b.              Certification- the report will certify to the Board that the Trust has adopted measures reasonably necessary to prevent its personnel from violating this Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

7.                                      Records

The Trust shall maintain the following records which shall be available for examination by representatives of the Securities and Exchange Commission:

a.                                      A copy of this Code and any other code which is or has been in effect within the past 5 years, shall be maintained in an easily accessible place;

b.                                      A record of any violation of this Code and any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurred;

c.                                       A copy of each report submitted by an Independent Trustee under this Code shall be maintained for at least 5 years after the end of the fiscal year in which the report is made, the first 2 years in an easily accessible place;

d.                                      A copy of each annual report to the Board shall be maintained for at least 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

8.                                      Miscellaneous

a.                                      Confidentiality- all reports and other information filed with the Trust pursuant to this Code shall be treated as confidential.

b.                                      Interpretation- the Board may from time to time adopt such interpretations of this Code as it deems appropriate.

c.                                       Periodic review- The CCO of the Trust shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code

Adoption and Amendment History

Adopted as restated March 19, 2015

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Exhibit A

INSIDER TRADING POLICY

While the law concerning insider trading is not static, it is generally understood that the federal securities laws prohibit:

(1)                                 trading by an insider, while aware of material, non-public information;

(2)                                 trading by a non-insider, while aware of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(3)                                 an insider communicating material, non-public information to others;

(4)                                 a non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(5)                                 trading while aware of material, non-public information regarding a tender offer.

It is the Trust’s policy that:

(1)                                 no Independent Trustee may trade in any security, either personally or on behalf of others, while aware of material, non-public information relating to the issuer of that security;

(2)                                 no Independent Trustee may communicate material, non-public information to any other person;

(3)                                 no Independent Trustee aware of material, non-public information may recommend trading a security in an issuer to which the information relates, or otherwise recommend the purchase or sale of any such security; and

(4)                                 no Independent Trustee shall trade in violation of federal securities laws in a security subject to a tender offer while aware of material, non-public information relating to the tender offer or the issuer of the security.

The foregoing should be understood as a brief synopsis of a complex legal subject matter and shall not be deemed to prohibit conduct that is otherwise lawful and consistent with an Independent Trustee’s fiduciary duty.

Any questions regarding this policy should be referred to the CCO or to counsel to the Independent Trustees.

A-1

Exhibit B

BGOL Code of Ethics Manual

1                                         Introduction

1.1                               Application

The Code of Ethics Manual applies to

•                                          All members of staff of Baillie Gifford

•                                          Partners of Baillie Gifford

•                                          Directors of Group companies

Each of these individuals, and in some specified cases, persons who are connected to the individual, are required to comply with the Code of Ethics which forms part of the “Compliance - Personal Responsibilities” section of the Group Compliance Manual (located in the online Document Library) and their employment contract. These individuals are known as “access persons” for the purposes of US securities laws.  For the avoidance of doubt, this Code of Ethics does not apply to Independent Trustees or Directors of U.S.-registered mutual funds sponsored by Baillie Gifford.

1.2                     Scope

The Code covers all firms within the Baillie Gifford Group and has been adopted by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group’s Compliance Committee.  It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group and in particular UK FCA and US SEC requirements.

The Code of Ethics covers:

(a)                                 guiding ethical principles which apply to all staff

(b)                                 managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff

(c)                                  personal dealings in shares

(d)                                 receiving and giving of gifts, hospitality and other forms of inducement.

1.3                     Staff obligations

As a member of staff you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject, including all applicable UK and US federal securities laws.  You are required to:

(a)                                 read and adhere to the Code of Ethics. If you have any questions please consult the Head of Compliance; and

(b)                                 complete, sign and date a Holdings Report and submit a Certificate of Compliance on first becoming a member of staff and annually thereafter.

You will be provided with details of any changes to the Code at the time these are made. Training will be provided on the terms of the Code as part of your staff induction and annually thereafter in the event of a material change.

1.4                     Violations

Failure on the part of members of staff or their Connected Persons (where applicable) to follow these procedures will be taken seriously and regarded as a disciplinary matter under the rules and procedures set out in the Staff Handbook. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice.

Any member of staff who becomes aware of a violation of the Code of Ethics must promptly report that violation to the Head of Compliance, who may, at his or her discretion, refer the violation to the Legal and Compliance Partner as well as the relevant Board and Compliance Committee for resolution in terms of Section 1.5 below.

1.5                     Interpretation and Waiver

With respect to matters of interpretation or dispute arising under the Code of Ethics, the Head of Compliance may refer to the Compliance Committee of Baillie Gifford who may, exercising their reasonable judgment, make determinations as to the meaning and effect of the Code of Ethics. The Head of Compliance may, in consultation with the Compliance Committee, grant written waivers of the provisions of the Code in appropriate instances.  However, waivers will be granted only in rare instances and some provisions of the Code that are mandated by law or regulation cannot be waived.  The Head of Compliance is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of the Code.

1.6                     Monitoring

Adherence by staff to the terms of the Code will be monitored by the Compliance Department. The issue, receipt and content of Holdings Reports and Certificates will be co-ordinated and monitored by that Department.  Regular monitoring of personal account dealing, gifts and entertainment records and other forms of inducements will also be undertaken to ensure there are no actions which are contrary to our regulatory obligations and that we always act in the best interests of clients. The results of this monitoring will be reported to the relevant Boards and Compliance Committee.

1.7                     Material Changes

Material changes to the Code of Ethics must be ratified by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group’s Compliance Committee.

2                                         Ethical Principles

2.1                     Introduction

Baillie Gifford’s reputation and success is based upon its professionalism and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out guiding principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

In addition, many individuals within the Group will be subject to ethical principles and codes of conduct which are adopted by various professional organisations to which they are members. Baillie Gifford’s Code of Ethics is designed to be complementary to, and consistent, with these other standards.

The Code of Ethics Manual cannot cover every ethical situation that might arise at Baillie Gifford. After having read and understood the content of the Code of Ethics Policy, all members of staff will be responsible for complying not only with its letter, but also with its spirit and principles. These are set out in the Guiding Ethical Principles below.

2.2                     Guiding Ethical Principles

Each member of staff must follow these guiding principles:

2.2.1                     Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford.  Fairness requires impartiality, objectivity, and honesty.

For example, when communicating with clients you should make every reasonable effort to provide full, fair and accurate information and should avoid withholding any relevant information.

2.2.2                     Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

For example, Baillie Gifford should only employ fair methods to win or retain business for the firm. Staff should avoid offering unduly lavish or overly frequent gifts and hospitality and should avoid ‘pay to play’ practices, i.e. making political contributions to those in a position to influence the selection of Baillie Gifford. Baillie Gifford is committed to carrying on business fairly, honestly and openly and has a zero tolerance approach to bribery.

2.2.3                    Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles.

For example, you must familiarise yourself with, and adhere to at all times, the requirements contained in the Anti-Financial Crime Policy, the Anti-Money Laundering Policy, the Anti Bribery Policy, the Code of Ethics Manual and the Market Abuse and Insider Dealing Manual. These policies set out your personal compliance responsibilities and are available to all staff in the “Compliance - Personal Responsibilities” section of the Group Compliance Manual (located in the online Document Library).

2.2.4                     Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market.

2.2.5                     Loyalty to Clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest.  To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and disclosed in accordance with Baillie Gifford’s conflicts procedures.

For example, when conducting personal dealing, it is not sufficient to merely obtain permission to deal. You must also consider how your personal dealing would look to a client and should not proceed if you think there may be a conflict with a client order or the perception of one. If in doubt, refer to the Compliance Department for guidance.

2.2.6                     Maintaining Confidentiality

To respect the confidentiality of information on current, former and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

For example, you must be extremely careful when sharing confidential client data with an outside party and should only do so if it is absolutely necessary. Authorisation may be required from your Head of Department for this. If in doubt, you should refer to the Information Security and Electronic Communications Policy (located in the online Document Library) which includes the three levels of data security classification and rules on how to handle this data.

2.2.7                     Transparency

If you are in any doubt that you may have a conflict of interest, or if you think that there could be a perception of one, you should disclose the details to your Head of Department, to the Compliance Department or to the relevant chairperson of the board, committee or group concerned, as appropriate.

For example, consider the situation where you have a personal shareholding in a company and you are contributing to an investment discussion on whether to buy this company for clients. It may be appropriate to disclose this potential conflict to the chairperson of that decision making group.

2.3                     Resolving Ethical Issues

In business life we will be confronted from time to time with ethical issues to determine.  In dealing with these, think about how it would be perceived by your colleagues, senior management or clients.  Equally how would it be perceived by a journalist and would you be comfortable to see the act or decision in a news item?  An example here may be the decision to accept or reject an offer of hospitality or entertainment from a third party.

Another important consideration is any impact the decision may have on clients.  Also, has the process of coming to the decision been fair, with full consideration of the facts, issues and alternatives?  Has it involved all stakeholders with an interest? These questions would be relevant where considering the implications of an incident.

3                                         Conflicts of Interest

3.1                     Introduction

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s clients.  In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

3.2                     Identification and types of conflict of interest

3.2.1                     What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest it is important to consider how the situation would be viewed by an independent party.

3.2.2                     Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

•                                          the Group, its connected persons and a client of the Group; or

•                                          one client of the Group and another client of the Group.

3.2.3                     Types of Conflicts of Interest

When identifying whether a conflict of interest arises in the course of business and whether the existence of this conflict may adversely affect the interests of a client, staff should consider whether the individual, firm or certain persons connected with the firm:

•                                          are likely to make a financial gain or avoid a financial loss at the expense of a client;

•                                          has an interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client;

•                                          has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client;

•                                          carries on the same business as the client; or

•                                          receives or will receive from a person (other than the client) an inducement in relation to the service provided, in the form of monies, goods or services, other than the standard commission or fee.

The “Compliance Systems and Controls” section of the Group Compliance Manual (located in the online Document Library) contains Baillie Gifford’s conflicts policy and matrix.This matrix details potential and actual conflicts of interest which have been recognised by the firm.  Please refer to this document for further information regarding the types of conflict which have been identified.

If you are in doubt about whether a conflict has arisen please consult the Head of Compliance.

3.3                     Duty to disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest.  If it is not possible to manage or avoid a conflict of interest then the potential or actual conflict which may impair their objectivity when undertaking their daily activities must be disclosed. All disclosures should be made to your Head of Department and the Head of Compliance.

3.4                     Outside Business Interests and Personal Associations

In order to ensure that staff do not engage in any activities that would detract, divert from or conflict with, the proper performance of their Baillie Gifford employment or would be in conflict with the interests of the firm, staff must receive prior written approval from their line managers — (which line managers should copy to HR) — for any work they undertake where they receive any kind of remuneration if this is for anyone other than Baillie Gifford.  In addition, staff must obtain prior written approval from the Legal and Compliance Partner or Head of Compliance for any appointment as a Director of a listed company or any business - related directorships. The Staff Handbook (located in the online Document Library) contains the firm’s policy regarding disclosure of outside business interests.

We also must take steps to ensure that any personal interest or personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm. Any Significant Relationship with another person working in a relevant business connected to Baillie Gifford may need to be disclosed to the Compliance Department. Relevant businesses would include:

•                                          Investment managers

•                                          Brokers

•                                          Clients of Baillie Gifford

•                                          Consultants/advisers to clients of Baillie Gifford or investors in Baillie Gifford funds

•                                          Companies in which Baillie Gifford invests on behalf of our clients

•                                          Other organisations with which Baillie Gifford has a contractual relationship.

A relationship with another person would be deemed significant if an independent third party might reasonably consider that it could affect your actions or those of a personal associate (whether or not it does so affect your conduct). If you have a relationship with an associated person that could potentially give rise to a conflict of interest, or the perception of one, then this should be disclosed to the Compliance Department. The Compliance Department will determine if the relationship needs to be recorded and whether any action needs to be taken to manage the conflict.

These disclosures are designed to ensure that our work is carried out on behalf of clients in an environment that is free from any suggestion of improper influence.  If you are in any doubt as to whether a business interest or personal association or relationship needs to be disclosed, please contact a member of the Compliance Department for guidance.

4                                         Personal Account Dealing Policy

4.1                               High Level Overview

4.1.1                     Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf.  In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee Personal Account (“PA”) Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. All employees, partners and directors of group companies are required to abide by the Policy. Baillie Gifford & Co therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the following procedures.  All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

4.2                     General Rule on PA dealing

A member of staff or their Connected Persons are prohibited from

1.                          entering into a PA deal where:

a.                          that person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse Manual. The Manual requires that no member of staff make personal use of material non-public information or engage in a securities transaction available only by reason of his or her position within Baillie Gifford. If a member of staff is aware that an investment opportunity is being actively considered by Baillie Gifford, they must first ensure that this is made available to Baillie Gifford before taking personal advantage of the opportunity. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Manual.

b.                          it involves the misuse or improper disclosure of confidential information relating to clients or transactions for clients.

c.                           it conflicts or is likely to conflict with a regulatory obligation which Baillie Gifford owes to its clients.

2.                          advising or procuring any other person to enter into a transaction which would be precluded under 1. above.

3.                          disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1. or 2. above.

4.                          entering into a PA deal or purchasing a contract of insurance, the purpose of which is to hedge away the risk of any downward adjustment in deferred remuneration which that member of staff may be entitled to receive under the firm’s remuneration policy.

A person will be considered to have undertaken such personal hedging if:

a.                          The staff member enters into a contract with a third party; and

b.                          The contract requires the third party to make payments directly or indirectly to the staff member that are linked to or commensurate with the amounts by which the staff member’s variable remuneration has been reduced.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice (If you are in any doubt as to whether an intended transaction for yourself or for a Connected Person is subject to the rules of the Manual you should check with the Compliance Department beforehand).

The remainder of this policy details the following information:

4.3                               Application of Baillie Gifford’s Personal Account Dealing Policy

4.4                               Prohibited and Exempt Securities and Transactions

4.5                               Practical procedures for obtaining permission

4.6                               Practical procedures to be followed in special circumstances

4.7                               Reporting requirements

4.3                     Application of Personal Account Dealing Policy

The PA dealing rules apply to the following:

Members of staff, Partners, and Directors of Group companies

Or “Connected Persons” which include:

•                                          Immediate family (immediate family includes spouses, co-habitees, children under the age of 18 and immediate family members sharing the same household. It would also include parents/in-laws or other persons where decision making as to their investments is taken by them under advice from the member of staff);

•                                          Organisations for whom members of staff have an active investment advisory input (this could include charities, churches, clubs etc);

•                                          Trusts where as trustee the member of staff exercises investment influence (i.e. as sole trustee or a trustee exercising a considerable influence. In this case the trust must be made aware of the connection with Baillie Gifford & Co and must be requested to report transactions in securities of companies under our management to the member of staff serving as a trustee. He should then report the transaction to the Head of Compliance); and

•                                          Syndicates where friends/family group together for the purpose of purchasing shares

Throughout this Manual, the above categories are referred to as Connected Persons.

The Manual applies to the following types of instruments:

•                                          securities (including Exchange Traded Funds, or “ETFs”);

•                                          bonds;

•                                          derivatives;

•                                          BG Unit Trusts/OEICS;

•                                          Investment Trusts;

•                                          unquoted investments; and

•                                          spread betting on financial instruments.

It also applies to any investment in any of the above instruments through a wrapper product such as an ISA, SIPP, share plan or Variable Insurance Product. Please note that permission is not required for any deals through the Baillie Gifford Group Personal Pension Plan (“GPPP”).

If a member of staff is in any doubt as to whether an instrument is included or not in the Manual he should contact the Compliance Department.

4.4                     Prohibited and exempt Securities and Transactions

4.4.1                     Prohibited Securities and Transactions

No member of staff is permitted to purchase or sell, directly or indirectly, any security in which he or she acquires any direct or indirect personal holding and which, to his or her knowledge, is currently being purchased or sold by Baillie Gifford or which, to his or her knowledge, Baillie Gifford is actively considering recommending for purchase or sale.  These prohibitions shall continue until the time that Baillie Gifford decides not to recommend such purchase or sale, or if this recommendation is made, until the time that Baillie Gifford completes, or decides not to enter into, the recommended purchase or sale.  These prohibitions also apply to any purchase and sale by any member of staff of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, Baillie Gifford.  Any profits realised on trades made by members of staff within the proscribed period may require to be disgorged, particularly where the member of staff had, or was in a position to have had, knowledge of the fact that securities were being purchased or sold on behalf of Baillie Gifford’s clients.

4.4.2                     Exempt Securities and Transactions

4.4.2.1                     Securities exempt from pre-clearance requirements

The pre-clearance and reporting obligations shall not apply to the following exempt securities:

(a)purchases or sales of securities that are direct obligations of the government of the United States or United Kingdom, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements);

(b)shares of money market mutual funds;

(c)shares of registered open-end management investment companies other than the Baillie Gifford sponsored OEICS, Unit Trusts and mutual funds;

(d)shares of US unit investment trusts (i.e., variable insurance contracts that are funded by insurance company separate accounts organised as unit investment trusts) that are invested exclusively in one or more registered investment companies. Please note that UK Investment Trusts are not exempt securities and that pre-clearance requirements apply.

The pre-clearance requirements shall not apply to the following transactions (although they will need to be disclosed in the Annual Holdings Report):

4.4.2.2                     Transactions exempt from pre-clearance requirements

(a)purchases effected upon the exercise of rights (e.g. automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(b)personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant member of staff or other person for whose account the transaction is executed.

4.4.3                     Prohibition on Short-term Profits

No member of staff may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days.  All profits realised on such short-term trades will normally require disgorgement.  Subject to pre-clearance a securities transaction which occurs within the 60 day period as a result of a change in personal circumstances which takes place or becomes known during the period may not be considered a violation of this section or subject to the disgorgement rule upon review and approval of the Head of Compliance.

4.4.4                     Portfolio Manager Trades

No Portfolio Manager of the Baillie Gifford Funds or any other US registered investment company may buy or sell a security within at least seven calendar days before or after a Fund that he or she manages trades in that security.  All profits realised on trades by Portfolio Managers within the proscribed period will normally require disgorgement.

4.5                     Procedures for obtaining permission

Prior to undertaking a PA Deal, members of staff are required to:

•                  obtain permission to use their desired broker (It is only necessary to follow this procedure on the first occasion of using a particular stockbroker); and

•                  to obtain internal pre-clearance from certain members of staff (every time a PA deal is undertaken).

It is important that members of staff take all reasonable steps to ensure that these procedures are followed by whoever is dealing. The onus is on the member of staff to obtain permission and ensure that contract notes are sent to the Head of Compliance where the dealing is for a Connected Person.

4.5.1                     Procedures for obtaining broker permission

Note: No broker confirmation letters are required for transactions undertaken in an automatic investment plan. Furthermore, Director of U.S.-registered mutual funds or non-executive Director of a Baillie Gifford company shall be required to report or provide broker confirmation unless the Director knew or should have known that during the 14 calendar days before and after such Director’s transaction in any security,

Baillie Gifford purchased or sold the same security, or Baillie Gifford considered purchasing or selling the same security.

Before a member of staff or a Connected Person begins to effect a transaction with a particular firm of stockbrokers permission must be obtained to use that broker. It should be noted that this also applies to on-line dealing.  The reason for this permission is to inform the Broker that the member of staff works for Baillie Gifford and to ensure that brokers supply to the Head of Compliance, no later than 30 days after the end of the quarter in which the trading activity occurred, duplicate copies of confirmations of all personal securities transactions. Such confirmations may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.

Each confirmation received from the broker shall be treated confidentially and will be maintained on file by the Compliance Department for a period of not less than six years (the first two years in an easily accessible place).  The reports are, however, available for inspection by authorised members of the staff of regulatory authorities supervising Baillie Gifford’s investment business.

Every member of staff must (for their own dealing and that of a Connected Person):

•                              Notify the firm of stockbrokers that they work at Baillie Gifford & Co;

•                              Not accept or request any credit or special dealing facilities in connection with his dealings (The only exception to this rule is that the Management Committee may give special dispensation for members of staff to agree on rates. Where this permission is given the details must be supplied to the Head of Compliance);

•                              Notify the Head of Compliance that they or their Connected Person proposes to deal with the particular firm of stockbrokers and obtain his permission to do so;

•                              Prepare the relevant Broker Authorisation letter (either member of staff letter or Connected Person). Take two copies of the letter, both copies must be signed by the Head of Compliance with one being sent to the stockbroker and the other copy sent to the Head of Compliance; and

•                              Ensure that a copy of the contract note is sent by the stockbroker to the Head of Compliance or an electronic confirmation if provided through an on-line dealing service.

4.5.2                     Procedures for obtaining internal permission

In addition to broker permission being obtained, members of staff are also required to obtain internal pre-clearance from either:

(a) an authorised Investment Manager for PA deals in a BG Managed OEIC, Unit Trust or Investment Trust; or

(b) the Dealing Department for all other PA Deals.

Pre-clearance of a PA deal will remain valid for only 24 hours from the time permission is obtained.  If the proposed transaction is not completed during the period in which the pre-clearance is granted, the member of staff must seek additional pre-clearance prior to completing the transaction. In the case of postal deals; this 24 hour rule does not apply, however, the date and time of posting must be recorded.

Non-Executive Directors of Baillie Gifford Life Ltd are not required to obtain pre-clearance for PA deals with the following exceptions:

Pre-clearance is required for all transactions in BG managed Unit Trusts, OEICs and Investment Trusts.

Pre-clearance is required for all PA deals within 7 calendar days before and after a board meeting.

The above policy is on condition that the Non-Executive Director does not have access to non public information on client’s securities transactions or recommendations that are non-public.

PA Dealing information will be reviewed and monitored by the Compliance Department.  Should the monitoring conducted by the Compliance Department detect a potential violation of this Code or any apparent trading irregularity, that Department shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity.  If the Compliance Department reasonably believes a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Legal and Compliance Partner.

4.6                     Practical procedures to be followed in special circumstances

New Issues/IPOs/Private Placement: Where a member of staff or a Connected Person wishes to apply for stock in a new issue, initial public offer or private placement he must obtain pre-clearance from the Dealing Department as per the standard procedures (section 4.5.2), however there will be no need to complete a broker notification letter (section 4.5.1). Staff who hold securities acquired in a private placement must disclose that investment when they take part in any way in a subsequent consideration of any investment transaction with respect to the issuer of the private placement.

Bonus (or Scrip) Issues: Where a member of staff or a Connected Person receives a bonus issue in relation to his holding in a stock no advance permission is necessary. However, disclosure will be required as part of his Annual Holdings Report.

Rights Issues: Where a member of staff or a Connected Person is invited to purchase additional shares in a company which he owns, no advance permission is necessary. Similarly, no advance permission is required for the sale of nil-paid rights or the part sale of nil-paid rights to fund a partial take up of new shares. However, disclosure will be required as part of his Annual Holdings Report.

Derivatives: Where a member of staff or a Connected Person wishes to deal in any form of derivative instrument he must first obtain permission.  In this case permission must be obtained from the Dealing Department as per the normal procedures.

Incentive Share Schemes: Where a Connected Person of a member of staff is a participant in an employer’s incentive share scheme it will not be necessary to obtain permission merely if he is putting money aside towards a future purchase of shares from the scheme. However, once he actually purchases shares, or subsequently sells them, he must first obtain permission.

Mutual Conversions: Where a member of staff or a Connected Person receives free shares as a result of a de-mutualisation he must obtain permission before selling the shares or adding to them. He must also notify the Head of Compliance of his holding as part of his Annual Holdings Report.

Family Trusts: Where a member of staff is the beneficiary of a family trust there will be no need to obtain permission prior to any deals provided that the member of staff has no active involvement in determining stock selection. Otherwise normal personal dealing rules apply.

Transfers: Where a stock is being transferred from, for example, a member of staff to his spouse, whether for financial consideration or not, there is no need to obtain permission as the stock is not being traded on the market. However, the member of staff must notify the Compliance Department of the name of the stock and the number of shares being transferred at the time of transfer for audit trail purposes and must reflect the revised shareholding on their next annual personal holdings report.

Investment Clubs/Syndicates: Any member of staff or Connected Person who is a participant in an investment club or syndicate must obtain permission prior to dealing except that there is no need to send a letter to the broker first.

Unquoted: Any member of staff or Connected Person who wishes to deal in unquoted stocks must first obtain permission. This would include Venture Capital Trusts (VCTs), The Enterprise Investment Scheme (EIS), business angel investments or any other investments in unquoted stocks.

What if discretionary management is passed to another manager?: If a member of staff or a Connected Person chooses to hand over discretion for all investment decisions relating to his portfolio to another manager then there is no need to obtain permission. To avoid any future queries he should notify the Head of Compliance in writing of his intention and the details of the manager to be used. Please note that details of securities within such a portfolio must be disclosed as part of the Annual Holdings Report.

Self Invested Personal Pensions: This applies to both the Baillie Gifford Select Pension and also any other third party SIPP.  The SIPP wrapper itself does not fall within the terms of the Manual and prior approval is not required to establish the SIPP.  However, if any of the holdings within the SIPP are investments or securities under the Manual, then prior approval will be required for any such investment in accordance with the procedure. For example, in the case of the Baillie Gifford Select Pension, prior permission would be required if you were to invest in a Baillie Gifford managed investment trust in the SIPP.

Baillie Gifford Group Personal Pension Plan (“GPPP”): Transactions through the GPPP are exempt from the requirement to obtain permission to deal. There is also no requirement to disclose GPPP holdings on the Annual Holdings Report.

Takeover Offers/Corporate Reorganisations: Any situation which is not covered by any of the special circumstances noted above must be looked at on a case-by-case basis and the Head of Compliance consulted to determine whether permission is required prior to taking any action.

Exchange Traded Funds (“ETFs”): Where a member of staff or a Connected Person wishes to deal in ETFs he must first obtain permission. The standard procedures for obtaining internal permission (section 4.5.2) should be followed.

Limit Orders: The use of buy or sell limit orders is not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid for 24 hours from the time permission is obtained. If, upon expiry of the 24 hour period, the limit price has not been met, the member of staff must obtain fresh permission or ensure the limit instruction is cancelled.

Away on holiday?: If a member of staff or a Connected Person is away from the office (e.g. on holiday) and wishes to deal he may telephone the office and ask a colleague to complete a Personal Dealing Slip as appropriate and have it authorised on his behalf. Alternatively, where he knows prior to going on holiday that he will want to deal he may obtain permission from relevant fund managers.  If the fund manager is satisfied that the firm will not be dealing in that stock for the duration of his holiday then permission will last for the duration of the member of staff’s or Connected Person’s holiday.

4.7                     Reporting Requirements

4.7.1                     Initial reporting requirements

All members of staff are required to disclose all personal securities holdings in which they have any direct or indirect holdings to either, the Administration & Finance Partner, or to the Head of Compliance, within 10 days of commencing employment.  The information provided must be current and no more than 45 days prior to the date the person joined the firm.

4.7.2                     Annual reporting requirements

Each member of staff is also required to file a report disclosing all personal securities holdings by 1 February of each year.   The information must be current as of a date no more than 45 days prior to the date the report was submitted. Holdings reports must include shares owned through an automatic investment plan.

All holdings reports must contain:

•                              the title and type of security;

•                              the exchange ticker, CUSIP or SEDOL number, where known and as applicable;

•                              the number of shares and principal amount of the security involved;

•                              the name of any broker, dealer or bank with whom the member of staff maintained an account in which any securities were held for the direct or indirect benefit of the member of staff; and

•                              the date the member of staff submitted the report.

All holdings shall be reported on the Baillie Gifford Personal Holdings Report.

Note: Holdings reports must include shares owned through an automatic investment plan. Each holdings report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.  Directors of U.S.-registered mutual funds or Non — Executive Directors of Baillie Gifford companies are not required to provide initial or annual holdings reports.

5                                         Inducements Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission, or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

This Inducements Policy sets out the principles and procedures which all members of staff within Baillie Gifford must adhere to with regard to the giving or receipt of a gift or hospitality or anything else which may be viewed as an inducement, such as donations or political contributions.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Note: These general principles apply in addition to the more specific guidelines set out below.  However, the guidelines do not attempt to cover every situation and must be interpreted in the light of the particular circumstances of each case.  If you are in any doubt about any particular situation, you should consult with your Head of Department or the Compliance Department.

The remainder of this policy details the following information:

5.1                               Guidelines for Gifts & Entertainment, Donations and Political Contributions.

5.2                               Restrictions in connection with the sale of package products, i.e. life policies, OEICs, Unit Trusts and ISAs.

5.3                               Packaged products guidance on acceptable indirect benefits

5.4                               Gifts & entertainment recording procedures

5.1                     Guidelines

5.1.1                     Application to all staff

The general principles and guidelines apply to all staff within Baillie Gifford irrespective of whether they are in direct contact with clients or potential clients or not.

5.1.2                     Application to all third parties

Whilst the FCA requirements relate to managing or minimising conflicts which affect the services provided to our clients and to firms who in turn are advising clients, our principles also apply to other third parties who supply goods or services, whether these are supplied to clients or on the clients’ behalf or are supplied to Baillie Gifford itself.  This ensures that the standards set are consistently applied by all staff and for all relationships.

5.1.3                     No Solicitation

Baillie Gifford expressly prohibits staff from soliciting for themselves or for members of their family or for the firm itself, gifts, hospitality, entertainment or anything of value from a client, potential client, supplier or any other entity with which Baillie Gifford does business (other than fees and expenses properly due and payable).

5.1.4                     No Cash Gifts

No member of staff may give or accept any financial instruments, including cash gifts to or from a client, potential client, or any entity that does business with or on behalf of Baillie Gifford.  This applies equally to the giving or receiving of promotional competition prizes.

5.1.5                     Donations

As a general rule, no cash donations should be made in connection with our clients or prospective clients. Donations of non cash prizes are acceptable, providing they meet the criteria in the Inducements policy. Cash donations are more likely to be viewed as giving rise to a conflict and our general policy is that these should be avoided. Any cash donations which are proposed, as an exception to the general rule, should be pre-cleared with the Head of Compliance. For example it may be permissible to make a cash donation to a charity on the death of a long standing contact as a client, although the amount of the donation should be carefully considered.

Please note that this does not affect charitable donations, approved via our Sponsorship Committee, which are not connected with our clients or prospects.

5.1.6                     Political Contributions Policy

Political contributions by financial services firms and their personnel have come under increased regulatory scrutiny in the US. Regulators have expressed concern that some in the financial services industry are inappropriately influencing the awarding of business for state and local government entities by making political contributions to officials holding or running for office. These “pay-to-play” activities are now restricted by numerous federal, state, and local laws. The SEC has enacted a pay-to-play rule for investment advisors. This rule restricts the political contributions and political fundraising activities that may be engaged in by investment advisors and their personnel. The consequences for violations of the SEC rule and other state and local laws are significant. In the event of a violation, Baillie Gifford could be prohibited or restricted from doing business with certain government entities.

Given the scale of our activities in the US, the following procedures apply to all staff within Baillie Gifford, irrespective of whether they are in direct contact with clients or potential clients or not, and to their “connected persons” (see section 4.3 of the Code of Ethics Manual for a definition of connected persons). There will also be additional reporting obligations for US based staff. The requirements are as follows:

(1)         All members of staff are required to obtain preclearance from the Compliance Department before either they or a connected person:

•                  make any political contributions, either directly or indirectly, to US federal, state or local officials; or

•                  participate in any political fund raising activity in the US.

Preclearance should be obtained by contacting the Head of Compliance.

(2)         All members of staff must confirm on an annual basis, that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US. This disclosure will form part of the existing Personal Compliance Responsibilities Certificate that staff already submit on an annual basis.

(3)         In addition to requirement (2) above, US based staff must confirm on a quarterly basis that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US. The disclosure should be submitted by e-mail upon request from the Compliance Department.

(4)         Upon joining the firm, all new members of staff must disclose to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US within the previous two years. This disclosure will form part of the existing

Personal Compliance Responsibilities Certificate that all new staff are required to submit upon joining the firm.

Whilst strictly speaking the above requirements apply to US political contributions only, members of staff should also give due consideration to all other political contributions (UK or otherwise) from a general conflicts of interest and transparency perspective. Staff should disclose to the Compliance Department, any political contributions that may give rise to an actual conflict of interest, a potential conflict of interest or the perception of one.

5.1.7                    De Minimis Gifts

Gifts given or received which are of a de minimis nature due to their characteristics or likely cost are unlikely to give grounds for suggestions of undue influence and are therefore exempt from the inducements procedures set out below.  Typical examples of de minimis gifts would include umbrellas, diaries and pens with advertising logos for the donor company.

The Compliance Department should be consulted in any questionable situation.

5.1.8                     Gifts which are not De Minimis

All gifts given or received which are not de minimis will fall within the inducements procedures below.  Baillie Gifford does not specify any maximum cash value for a gift which could be given or retained by a member of staff.  However, in the case of gifts received above £50 in value, the member of staff concerned should consult with their Head of Department as to the appropriate course of action.  In the majority of cases gifts above £50 which are received should be:

1.                          surrendered to the Finance Department for use for charitable purposes or distribution as part of the firm’s annual Christmas raffle; or

2.                          returned to the third party concerned.

Where the member of staff wishes to retain the gift then he or she should pay for the estimated cost of the gift and this amount given to the Finance Department for use for charitable purposes.

Similarly, gifts above £50 in value should generally not be given by a member of staff.

5.1.9                     Promotional Competition/Prizes

In offering any promotional competition or prizes, the member of staff responsible should:

1.                          consider the likely impact or influence the prize would have on the recipient; and

2.                          consult with a Partner or the relevant Board on the likely impact of the competition on the brand of Baillie Gifford.

In all cases the prize offered should be of reasonable value, i.e. it should not be excessive or inappropriate.

5.1.10              Business Lunches/ Dinners

The establishment and maintenance of strong relationships with our clients, suppliers, intermediaries and consultants is integral to our ability to provide effective investment management services.  Routine business lunches or dinners are good mechanisms for building and maintaining relationships and are unlikely to give grounds for suggestion of undue influence unless they become overly frequent or are unduly lavish.

Generally, routine business lunches and dinners do not require to be reported under our inducements procedures set out below.  The Business Expense Claims procedure will provide an adequate control over the magnitude of costs incurred by Baillie Gifford when giving such lunches and dinners.

However, many of Baillie Gifford’s US clients (particularly those covered by ERISA) are subject to specific reporting requirements regarding their acceptance of business lunches and dinners.  In order for Baillie Gifford to ensure that it is able to provide clients with their required information, the following additional information should be recorded on the Business Expense Claim Form, with respect to any US clients for whom we have hosted a business lunch or dinner:

The name of the client being entertained;

The names of the individuals being entertained; and

The total cost of the lunch or dinner.

5.1.11              Entertainment/ Hospitality Given

All members of staff must exercise discretion in offering hospitality.  Members of staff should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients.  Similarly, a member of staff should not provide entertainment to such parties with undue frequency.

Members of staff may provide entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or Baillie Gifford is present at the event. If the person or Baillie Gifford is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 should generally not be given by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism.  Invitations should not be offered if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in accordance with the inducements procedures set out below.

In many cases the value of an event will not be clear.  Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

5.1.12             Entertainment/ Hospitality Received

All members of staff must exercise discretion in accepting hospitality.  Members of staff should not accept extravagant or excessive entertainment from a client, prospective client, a business in which Baillie Gifford invests, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients.  Similarly, a member of staff should not accept entertainment from such parties with undue frequency.

Members of staff may accept entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event. If the person or firm is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 should generally not be accepted by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism.  Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in accordance with the Inducements procedures set out below.

In many cases the value of an event will not be clear.  Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

Do not hesitate to ask the host for further information about the event (e.g. cost) in order to reach a decision.

5.1.13              Travel/Accommodation Costs

In the case of a member of staff receiving hospitality or entertainment, travel and accommodation costs should be paid for by that member of staff or a request made to the organiser of the event that the individual member of staff be invoiced for these costs.  Where the third party has arranged a discounted hotel rate or other reduction in the cost of the accommodation or travel, it is reasonable for the member of staff to accept this reduced rate;  likewise where the host provides communal transport which is not excessive or unduly lavish, for example the use of a mini bus.

In the case of Baillie Gifford offering hospitality, travel expenses will ordinarily be paid for by the recipient of the entertainment or hospitality.  However, there may be occasions where reasonable accommodation costs can be provided by Baillie Gifford subject to this meeting the general principles of this Policy.

Further guidance is set out later in this policy on indirect benefits which are permitted to be given to authorised intermediaries in connection with Baillie Gifford’s OEIC and investment trust wrapper business.

These requirements may also be extended to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.1.14              Disclosure

A key aspect of Baillie Gifford’s Inducements Procedure is disclosure.  Under our procedures, all gifts (other than de minimis) and hospitality (other than routine business lunches or dinners) which are given or received are recorded in the Gifts and Entertainment Recording System. Please refer to Section 5.4 for details of the recording procedures.

Likewise, all members of staff should consider if an inducement which has been offered or received should be disclosed to a client, or potential client.  This will depend upon the circumstances of each case.

As an example, where a fee is paid to a third party consultant in order to place details of Baillie Gifford on a consultant database, we should disclose this payment to any potential client of the consultant who considers us for an investment mandate.

5.1.15              Client Specific Code of Ethics Requirements

A small number of Baillie Gifford’s US clients have client agreements that contain local state or client specific code of ethics requirements. For these clients, the requirements go beyond Baillie Gifford’s Inducements Policy. Members of staff, and Client Contacts in particular, should consider these additional requirements when giving gifts and/or entertainment to these clients.

5.2                     Restrictions in connection with the sale of package products, i.e. life policies, OEICs, Units Trusts and ISAs.

If a firm is required to disclose commission (or commission equivalent) (under the FCA Conduct of Business Sourcebook Rule 6.4) to a client in relation to the sale of a packaged product, a member of staff should not enter into any of the following arrangements:

•                                  volume overrides where commission (or commission equivalent) paid in respect of several transactions is more than a simple multiple of the commission (or commission equivalent) payable in respect of one transaction of the same kind; and

•                                  an agreement to indemnify the payment of commission (or commission equivalent) on terms that would or might confer an additional financial benefit on the recipient in the event of the commission (or commission equivalent) becoming repayable.

5.3                     Packaged products guidance on reasonable indirect benefit

The general principles at the beginning of this section are particularly important in relation to packaged products. Staff must not pay or accept any fee or commission, or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty the firm owes to its customers or any duty which the recipient firm (which includes independent intermediaries) owes to its customers.

In relation to the sale of packaged products, the list of reasonable non-monetary benefits below indicates the kind of benefits that are capable of enhancing the quality of the service provided to a client and, depending on the circumstances, are capable of being given or received without conflicting with client’s best interests. However, these need to be considered on a case by case basis.

Benefits are unlikely to give rise to conflicts if they are:

•                       reasonable and proportionate,

•                       of a limited scale and nature,

•                       do not need to be relied upon by the intermediary,

•                       could reasonably not be expected to result in the channelling of business from the intermediary to Baillie Gifford, and

•                       do not result in the intermediary recovering more than its reasonable costs.

The list below summarises the kind of reasonable non-monetary benefits which the provider firm can give or receive. This list is summary only and any member of staff should contact the Compliance Department for further guidance before deciding whether to give or accept the benefit (* = only if available to independent intermediaries generally):

(1)                                 Gifts, hospitality and promotional competition prizes of a reasonable value.

Gifts and corporate hospitality given to intermediaries must not exceed an aggregate limit of £1,000 per intermediary firm, per calendar year. This limit applies to gifts and corporate hospitality only and excludes conferences, seminars and training events. For large intermediary firms, the £1,000 limit can be applied at regional office level.

In addition, events must be designed for business purposes that result in advisers being able to provide a better service to their customers.

(2)                                 A product provider can assist another firm to promote its packaged products so that the quality of its service to clients is enhanced.

Points (3) to (6) in relation to joint marketing exercises:

(3)                                 Generic product literature (letterheading, leaflets, forms and envelopes) as long as the literature enhances the quality of the service to the client and is not primarily of promotional benefit to the product provider, and the distribution cost is borne by the intermediary

(4)                                 Freepost envelopes*

(5)                                 Product specific literature (for example, key features, minimum information) subject to specific conditions

(6)                                 Draft articles, news items and financial promotions for publication in the intermediary’s magazine as long as any cost borne by the provider firm is not more than market rate and excludes any distribution costs.

(7)                                 Take part or pay towards the cost of seminars and conferences organised by another firm as long as it is:

•                       For a genuine business purpose

•                       Reasonable and proportionate

Any costs paid should be associated with the level of Baillie Gifford’s participation and by reference to the time that Baillie Gifford staff have played an active role. Baillie Gifford should not be paying all an advisory firm’s costs incurred in running a seminar or conference.

(8)                                 Freephone link *

(9)                                 Technical services

•                       Quotations and projections relating to its packaged products and advice on completion of forms or other documents

•                       Access to data processing facilities or to data related to the firm’s business

•                       Access to 3rd party electronic dealing or quotation systems

•                       Software giving information about the firm’s packaged products. Any payments to an intermediary that go beyond that which is required to operate software supplied by Baillie Gifford would not be permitted. Likewise, any payments to develop an intermediary’s general IT systems would not be permitted.

(10)                         Generic technical information in writing, not necessarily related to the firm’s business* or if it is of a specialist nature is made available to a particular class of intermediary

(11)                          Training facilities (lectures, venues, written material, software)*

If Baillie Gifford is giving an advisory firm training on the features and benefits of its products or services, the training should be made reasonably available to all advisory firms that could recommend Baillie Gifford’s products, even if only on a first-come, first-served basis.

(12)                          Reimbursement of travel and accommodation expenses if the intermediary:

•                       Participates in market research

•                       Attends an annual national event of a UK trade association, hosted or co-hosted by the firm

•                       participates in the firm’s training facilities*

•                       Visits the firm’s UK office to receive information on the firm’s administration systems or attends a meeting with the firm and an existing or prospective customer of the intermediary.

Please note, that whilst this section applies to packaged products, the arrangements in (12) above can also be applied to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

6                                         Acknowledgement & Certification

6.1                     Receipt and Acknowledgement of the Code.

All members of staff are required at the beginning of employment to receive a copy of the Code of Ethics and are subsequently required to receive any amendments to the Code of Ethics.  All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements.  Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Compliance Department by submitting a Certificate of Compliance.

6.2                     Annual Report to Baillie Gifford Boards

The Head of Compliance will prepare and submit to the appropriate boards of the SEC-regulated firms and investment companies within the Group an annual report which:

•                              certifies that the firm, investment company, and principal underwriter to such investment company, as appropriate has adopted procedures designed to prevent “access persons” from violating the Code;

•                              identifies any violations of the current procedures for personal securities investing and management’s recommended response; and

•                              makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

6.3                     Recordkeeping

Baillie Gifford shall maintain the following records in an easily accessible place in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC:

•                  a copy of this Code and any other code which is, or at any time within the past five years has been, in effect;

•                  a record of all persons who are or were within the last five years subject to this Code, who are or were required to make reports under this Code, or are or were responsible for reviewing reports under this Code;

•                  a copy of each report, confirmation and account statement provided by an “access person” (e.g., members of the staff and their Connected Persons) pursuant to this Code, for a period of not less than five years from the end of the fiscal year in which it is made;

•                  a record of each decision, and the reasons supporting the decision, to approve the acquisition of an new issue, initial public offering, or limited offering, for not less than five years following the end of the fiscal year in which the approval is granted;

•                  a record of each decision, and the reasons supporting the decision, to approve acquisition by an “access person” of a security for which that individual is required to obtain pre-clearance for not less than five years following the end of the fiscal year in which the approval is granted;

•                  a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five years following the end of the fiscal year in which the violation occurs; and

•                  a copy of each report required by 1940 Act Rule 17j-1(c)(2)(ii), for at least five years after the end of the fiscal year in which it is made.

Adoption and Amendment History

Adopted as restated March 2015